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                                                                     EXHIBIT 3.3



ARTICLES OF AMENDMENT TO     Section     STATE OF TEXAS
RESTATED ARTICLES OF         Section     COUNTY OF HARRIS
INCORPORATION OF             Section     CITY OF HOUSTON
SOUTHDOWN, INC.              Section


  BE IT KNOWN, That on this               day of                       , 1998

         BEFORE ME, _____________________, a Notary Public, duly commissioned and qualified in and for the County of Harris, State of Texas, and in the presence of the witnesses hereinafter named and undersigned:

                         PERSONALLY CAME AND APPEARED:

         CLARENCE C. COMER and PATRICK S. BULLARD, appearing herein and acting for Southdown, Inc. (of which Corporation they are, respectively, President and Secretary), a corporation organized and existing under the laws of the State of Louisiana, domiciled in the Parish of Orleans, State of Louisiana, organized by Articles of Incorporation effective April 4, 1930, which Articles, as amended, were restated pursuant to Restated Articles of Incorporation effective September 15, 1983, and further amended as of April 10, 1987, December 2, 1987, April 23, 1988, May 23, 1988, March 4, 1991 and January 25, 1994 ("the
Corporation"), who declared that pursuant to Sections 24B(6) and 33A of the Louisiana Business Corporation Law, Article IIIB of the Restated Articles of Incorporation of the Corporation, resolutions of the Board of Directors of the Corporation adopted at special meetings of the Board of Directors of the Corporation held on March 17, 1998 and March 26, 1998, and resolutions of its duly authorized Special Committee unanimously adopted at a special meeting of such committee held on May 5, 1998, they now appear for the purpose of executing this act of amendment and putting into authentic form the amendment so adopted by the Special Committee of the Board of Directors of the Corporation.

         AND THE SAID APPEARERS further declare that by a vote of the shareholders of said Corporation, it was:

         RESOLVED, that Article III of the Restated Articles of Incorporation of Southdown, Inc. be amended so that:

         1.      Paragraph A. is amended to read in its entirety as follows:

                 A. The Corporation has authority to issue 200,000,000 shares of Common Stock of the par value of $1.25 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock of the par value of $.05 per share (the "Preferred Stock").


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     AND SAID APPEARERS further declare that of the outstanding shares of
capital stock of the Corporation        were represented at said meeting and
that         shares were voted for the said amendment and that         shares
were voted against the said amendment or abstained from voting thereon.

     APPEARERS FURTHER stated that all of the shares of the Corporation have par value; that the Corporation is authorized to issue 210,000,000 shares, of which 200,000,000 are common shares of the par value of $1.25 per share and 10,000,000 are preferred shares of the par value of $0.05 per share; and that the Board of Directors of the Corporation and the Special Committee thereof each has the authority to amend the articles to fix the preferences, limitations and relative rights of the preferred shares, and to establish, and fix variations and relative rights and preferences as between series of preferred shares, all as more fully set out in Article III of the Restated Articles of Incorporation.

     AND SAID APPEARERS having requested me, Notary, to note said amendment in authentic form, I do by these presents receive said amendments in the form of this public act to the end that said amendment may be promulgated and recorded and thus be read into the Restated Articles of Incorporation of Southdown, Inc., as hereinabove set forth.

     THUS DONE AND PASSED, in my office at Houston, Harris County, State of Texas, on the day, month and year first above written, in the presence of the undersigned competent witnesses, who hereunto sign their names with the said appearers and me, Notary, after a due reading of the whole.


                                       SOUTHDOWN, INC.


         WITNESSES:                     By:
                                        --------------------------------------
                                            Clarence C. Comer
-----------------------------               President and Chief
                                            Executive Officer

                                        By:
-----------------------------           --------------------------------------
                                        Patrick S. Bullard, Vice President,
                                        General Counsel and Secretary

-----------------------------
     NOTARY PUBLIC



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